Exhibit 99.1

EyePoint Reports First Quarter 2026 Financial Results and Highlights Recent Corporate Developments

–
Phase 3 wet AMD trials, LUGANO and LUCIA, remain on track with topline data expected beginning mid-2026 –
–
Phase 3 DME clinical trials, COMO and CAPRI, rapidly advancing with over one-third of patients enrolled; enrollment completion expected in Q3 2026 –
–
$223 million of cash and investments as of March 31, 2026, with runway into Q4 2027 –

WATERTOWN, Mass., May 6, 2026 (GLOBE NEWSWIRE) – EyePoint, Inc. (Nasdaq: EYPT), a company committed to developing and commercializing innovative therapeutics to improve the lives of patients with serious retinal diseases, today announced financial results for the first quarter ended March 31, 2026, and highlighted recent corporate developments.

“We are entering an important time for EyePoint and the retina community with Phase 3 topline data for DURAVYU in wet AMD expected beginning mid-year with LUGANO topline data and the identical LUCIA trial data readout to follow.” said Jay S. Duker, M.D., President and Chief Executive Officer of EyePoint. “In parallel, enrollment in our Phase 3 DME program is meeting our ambitious timelines with full enrollment expected in the third quarter of 2026, positioning DURAVYU for pivotal readouts in the two largest multi-billion-dollar retina markets.”

Dr. Duker continued, “DURAVYU is well positioned to potentially bring a new multi-mechanism of action sustained delivery treatment option to patients and physicians in these important retinal disease markets. DURAVYU’s robust clinical profile to date, combined with our de-risked and patient-centric approach, drives our conviction for its best- and first-in-class potential.”

R&D Highlights and Updates

DURAVYU (vorolanib intravitreal insert) in Wet Age-Related Macular Degeneration (Wet AMD)

•
Phase 3 wet AMD trials on track for data readouts beginning mid-year with LUGANO data and LUCIA data to shortly follow.
•
The identical non-inferiority trials versus an on-label aflibercept control enrolled over 900 patients, include every six-month re-dosing, and follow a clear and recognized regulatory approval pathway.
•
All active patients in the treatment arm have reached the Week 32 visit, during which patients received their second DURAVYU dose. Over 35% of those patients have also received their third planned dose at Week 56.
•
Interim masked Phase 3 safety data remain consistent with the favorable safety observed in the four previously completed DURAVYU clinical trials with no safety signals.

DURAVYU (vorolanib intravitreal insert) in Diabetic Macular Edema (DME)

•
Pivotal Phase 3 COMO and CAPRI trials are underway, with over one-third of patients enrolled and activation of ex-US sites now initiated.
•
Full enrollment is expected in the third quarter of 2026, with topline data anticipated in the fourth quarter of 2027.

Exhibit 99.1

•
The identical non-inferiority trials versus an on-label aflibercept control are expected to enroll approximately 480 patients, include every six-month re-dosing, and follow a clear and recognized regulatory approval pathway.

DURAVYU Highlights

•
Presented new preclinical data at the Association for Research in Vision and Ophthalmology (ARVO) 2026 Annual Meeting that further demonstrates inhibition of pro-inflammatory IL-6 signaling by vorolanib, the active drug in DURAVYU.
o
Vorolanib was identified as a potent inhibitor of JAK1, a critical transducer of IL-6 signaling, through extensive in vitro and in vivo studies.
o
These data further highlight DURAVYU's multi-mechanism of action and its potential to bring a synergistic anti-inflammatory effect to the established VEGFR and PDGF inhibition for treatment of wet AMD and DME.
•
Presented data at ARVO 2026 highlighting positive efficacy and safety outcomes from the Phase 2 clinical trials evaluating DURAVYU in wet AMD (DAVIO 2) and DME (VERONA).
o
In both trials, a single dose of DURAVYU demonstrated durable efficacy, with improved vision and strong anatomical control.
o
Further, the data supports a favorable safety profile with no safety signals or DURAVYU-related ocular or systemic SAEs.

Review of Results for the First Quarter Ended March 31, 2026

For the first quarter ended March 31, 2026, total net revenue was $0.7 million compared to $24.5 million for the corresponding period in 2025. The decrease was primarily driven by the recognition of remaining deferred revenue related to the Company’s 2023 agreement for the license of YUTIQ® product rights.

Operating expenses for the first quarter ended March 31, 2026, totaled $87.9 million versus $73.3 million in the prior year period. This increase was primarily attributable to ongoing DURAVYU Phase 3 clinical trials for wet AMD and DME and scale-up of our commercial manufacturing facility.

Net non-operating income totaled $2.3 million and net loss was $84.8 million, or ($0.99) per share, compared to a net loss of $45.2 million, or ($0.65) per share, for the corresponding period in 2025.

Cash, cash equivalents, and marketable securities as of March 31, 2026, totaled $223 million compared to $306 million as of December 31, 2025.

Financial Outlook

We expect the cash, cash equivalents, and marketable securities as of March 31, 2026, will enable us to fund operations into the fourth quarter of 2027 beyond key milestones for the Phase 3 wet AMD program in 2026.

Conference Call Information

EyePoint will host a conference call today at 8:30 a.m. ET to discuss the results for the first quarter ended March 31, 2026, and recent corporate developments. To access the live conference call, please register at https://edge.media-server.com/mmc/p/hjmg6gw2. A live audio webcast of the event can be accessed via the Investors section of the Company website at www.eyepoint.bio. A webcast replay will also be available on the corporate website at the conclusion of the call.

About EyePoint

Exhibit 99.1

EyePoint, Inc. (Nasdaq: EYPT) is a clinical-stage biopharmaceutical company committed to developing and commercializing innovative therapeutics to improve the lives of patients with serious retinal diseases. The Company’s lead product candidate, DURAVYU™, is an innovative investigational sustained delivery treatment for serious retinal diseases combining vorolanib, a selective and patent-protected tyrosine kinase inhibitor, in next-generation bioerodible Durasert E™ technology. Supported by robust safety and efficacy data across multiple clinical trials and indications, DURAVYU is currently being evaluated in Phase 3 pivotal trials for wet age-related macular degeneration (wet AMD) and diabetic macular edema (DME). Topline data is expected for wet AMD beginning in mid-2026.

The Company is committed to partnering with the retina community to improve patient lives while creating long-term value, with four approved drugs over three decades and tens of thousands of eyes treated with EyePoint innovation.

EyePoint is headquartered in Watertown, Massachusetts, with a commercial manufacturing facility in Northbridge, Massachusetts.

Vorolanib is licensed to EyePoint exclusively by Equinox Sciences, a Betta Pharmaceuticals affiliate, for the localized treatment of all ophthalmic diseases outside of China, Macao, Hong Kong and Taiwan.

DURAVYU™ has been conditionally accepted by the FDA as the proprietary name for EYP-1901. DURAVYU is an investigational product; it has not been approved by the FDA. FDA approval and the timeline for potential approval is uncertain.

Forward Looking Statements

EYEPOINT SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995: To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding our expectations regarding our clinical development and regulatory plans; our belief that DURAVYU™ is well-positioned to be the first-to-market among all investigational sustained release treatments for the two largest retinal disease markets, wet AMD and DME; our belief that DURAVYU is the only TKI in development for DME; our belief that DURAVYU is uniquely positioned to potentially address both VEGF-mediated vascular leakage and IL-6 mediated inflammatory drivers of DME as a sustained delivery therapy; our belief that DURAVYU’s potential real-world application in multiple retinal disease indications and established trial designs position DURAVYU for clinical and commercial success; our expectations regarding the timing of the availability and release of wet AMD and DME clinical data; our financial position and expected cash runway; our belief that DURAVYU has the potential to maintain a majority of patients with active disease with no supplemental anti-VEGF therapy for six months or longer; our beliefs regarding the potential market opportunity for DURAVYU in wet AMD and DME; our ability to continue to scale operations at our commercial manufacturing facility in Northbridge, Massachusetts; our expectations that our manufacturing facility will continue to meet FDA and EMA standards and support commercialization efforts of DURAVYU upon regulatory approval; and our expectations regarding the timing and clinical development of our other product candidates; and other statements regarding the Company’s future plans, objectives, strategies and beliefs, as identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” or other words of similar meaning or the use of future dates.

Exhibit 99.1

Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause EyePoint’s actual results to be materially different than those expressed in or implied by EyePoint’s forward-looking statements. For EyePoint, these risks and uncertainties include the timing, progress and results of the Company’s clinical development activities; uncertainties and delays relating to communications with the U.S. Food and Drug Administration and the ability to obtain regulatory approval from FDA for the commercialization of DURAVYU; unanticipated costs and expenses; the Company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; the risk that results of clinical trials may not be predictive of future results, and interim and preliminary data are subject to further analysis and may change as more data becomes available; unexpected safety or efficacy data observed during clinical trials; uncertainties related to the regulatory authorization or approval process, and available development and regulatory pathways for approval of the Company’s product candidates; changes in the regulatory environment; disruptions at the FDA; changes in U.S. and international trade policies; changes in expected or existing competition; the success of current and future license agreements; our dependence on contract research organizations, and other outside vendors and service providers; product liability; the impact of general business and economic conditions; protection of our intellectual property and avoiding intellectual property infringement; retention of key personnel; delays, interruptions or failures in the manufacture and supply of our product candidates, including due to unanticipated regulatory compliance issues or warning letters relating to the Company’s manufacturing facilities; the availability of and the need for additional financing; our ability to obtain additional funding to support our clinical development programs; our ability to enter into a settlement agreement and corporate integrity agreement with the government regarding the DOJ investigation and uncertainties related to the impact such agreements would have on our business, financial condition and operations; uncertainties regarding the FDA warning letter pertaining to the Company’s Watertown, MA manufacturing facility; and other factors described in our filings with the Securities and Exchange Commission. We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. A variety of factors, including these risks, could cause our actual results and other expectations to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements. Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements. A more complete discussion of the risks and uncertainties that may cause our actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading "Risk Factors" in our most recent Annual Report on Form 10-K, in our other filings with the Securities and Exchange Commission (SEC) and in our future reports to be filed with the SEC, which are available at www.sec.gov. Our forward-looking statements speak only as of the dates on which they are made. EyePoint undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Investors:

Tanner Kaufman / Jenni Lu
FTI Consulting

Direct: 203-722-8743 / 667-321-6018
tanner.kaufman@fticonsulting.com / jenni.lu@fticonsulting.com

Exhibit 99.1

Media Contact:

Green Room Communications
Direct: 850-384-2833

EyePointMedia@grcomms.com

Exhibit 99.1

EYEPOINT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$77,712	$101,821
Marketable securities	144,833	204,265
Accounts and other receivables, net	1,157	651
Prepaid expenses and other current assets	24,552	20,105
Inventory	1,250	1,813
Total current assets	249,504	328,655
Operating lease right-of-use assets	19,777	20,223
Other assets	18,936	15,118
Total assets	$288,217	$363,996
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$35,254	$34,884
Other current liabilities	2,206	2,140
Total current liabilities	37,460	37,024
Operating lease liabilities - noncurrent	20,230	20,772
Other noncurrent liabilities	55	87
Total liabilities	57,745	57,883
Stockholders' equity:
Capital	1,419,480	1,410,130
Accumulated deficit	(1,189,810)	(1,104,978)
Accumulated other comprehensive income	802	961
Total stockholders' equity	230,472	306,113
Total liabilities and stockholders' equity	$288,217	$363,996

Exhibit 99.1

EYEPOINT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	March 31,
	2026	2025
Revenues:
Product sales, net	$467	$715
License and collaboration agreements	88	11,049
Royalty income	141	12,689
Total revenues	696	24,453
Operating expenses:
Cost of sales	528	805
Research and development	72,148	58,574
Sales and marketing	3	35
General and administrative	15,243	13,876
Total operating expenses	87,922	73,290
Loss from operations	(87,226)	(48,837)
Other income (expense):
Interest and other income, net	2,344	3,642
Total other income, net	2,344	3,642
Net loss before provision for income taxes	(84,882)	(45,195)
Provision for income taxes	50	—
Net loss	$(84,832)	$(45,195)

Net loss per common share - basic and diluted	$(0.99)	$(0.65)
Weighted average common shares outstanding - basic and diluted	85,999	69,767